EXHIBIT 5.1
March 29, 2006
Fidelity National Title Group, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Re:	Fidelity National Title Group, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Fidelity National Title Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed issuance of up to an aggregate of 10,000,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), pursuant to the Fidelity National Financial Group 401(k) Profit Sharing Plan (the “Plan”).
     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with the opinion expressed below, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, in each case as amended to the date hereof, (ii) certain resolutions of the Board of Directors of the Company, and (iii) the Plan. In addition, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and we have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinion expressed below.
     In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinions, we have, when the relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates,

Fidelity National Title Group, Inc.
March 29, 2006

documents and records and upon statements, representations, certificates and covenants of officers and representatives of the Company and of public officials. We have assumed that such statements, representations, certificates and covenants are and will continue to be true and complete without regard to any qualification as to knowledge or belief.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations stated below, we are of the opinion that when the shares of Class A Common Stock have been issued, duly delivered and sold and consideration has been received therefor by the Company, all in accordance with the terms of the Plan, the shares will be validly issued, fully paid and non-assessable.
     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,
/s/ LeBoeuf, Lamb, Greene & MacRae LLP